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                                                                    EXHIBIT (21)



                    SUBSIDIARIES OF PROFESSIONALS GROUP, INC.



ProNational Insurance Company, a stock, property and casualty insurer incorporated under the laws of the State of Michigan.

ProNational Insurance Agency, Inc., an inactive insurance agency incorporated under the laws of the State of Michigan.

Professionals Group Services Corporation, a business corporation incorporated under the laws of the State of Michigan that administers certain benefit plans for ProNational employees.

Professionals National Insurance Company, Ltd., a business corporation incorporated under the laws of the Islands of Bermuda.

American Insurance Management Corporation, a business corporation incorporated under the laws of the State of Indiana that serves as the attorney-in-fact for American Medical Insurance Exchange, an inactive Indiana interinsurance reciprocal exchange.

MedAdvantage, Inc., a business corporation incorporated under the laws of the State of Florida that provides credentialing verification services for medical service providers.



                  SUBSIDIARIES OF PRONATIONAL INSURANCE COMPANY



PICOM Claims Services Corporation, a business corporation incorporated under the laws of the State of Michigan that provides claims processing services to nonaffiliated professional liability companies.

Physicians Protective Plan, Inc., an insurance agency incorporated under the laws in the State of Florida.

ProNational Casualty Company, a stock, property and casualty insurer incorporated under the laws of the State of Illinois.

MEEMIC Holdings, Inc., a business corporation incorporated under the laws of the State of Michigan that serves as an insurance holding company. MEEMIC Holdings owns MEEMIC Insurance Company, a stock, property and casualty insurer incorporated under the laws of the State of Michigan.